EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2022 Second Quarter Results

•Net Sales of $876.9 Million Up 16.7% YoY; Up 16.4% on an Organic Daily Basis
•Net Income of $57.0 Million, or $1.46 Per Share; EBITDA of $92.6 Million
•Quarterly Dividend Increased to $0.34 Per Share
•Raising Fiscal 2022 Guidance for Sales, EBITDA Margin, and EPS

CLEVELAND, OHIO (January 27, 2022) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2022 second quarter ended December 31, 2021.

Net sales for the quarter increased 16.7% to $876.9 million from $751.3 million in the prior year. The change includes a 1.6% increase from acquisitions and a 0.3% increase from foreign currency translation, partially offset by a negative 1.6% impact from one less selling day. Excluding these factors, sales increased 16.4% on an organic daily basis reflecting a 15.1% increase in the Service Center segment and a 19.3% increase in the Fluid Power & Flow Control segment. The Company reported net income of $57.0 million, or $1.46 per share, and EBITDA of $92.6 million. On a pre-tax basis, results include $4.7 million ($0.09 after tax per share) of LIFO expense compared to $0.9 million ($0.02 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We had a strong second quarter with sales, EBITDA, and EPS increasing approximately 17%, 36%, and 49% over prior-year adjusted levels, respectively. Sales growth accelerated as the quarter progressed reflecting positive industrial activity and solid execution across our expanding addressable market. At the same time, our team is responding well to broader inflation and supply chain dynamics with gross margins and EBITDA margins improving during the quarter. Overall, the performance demonstrates our operational focus and earnings potential as we leverage our leading technical industry position and local domain expertise across an expanding industrial backdrop.”

Mr. Schrimsher added, “Based on year-to-date results and our favorable outlook, we are raising fiscal 2022 guidance for sales, EBITDA margins, and EPS. Organic sales month to date in January are up by a high single-digit percent year over year despite more difficult comparisons, while order and backlog trends remain strong. Although supply chain, inflationary, and COVID-19 related challenges remain, we are well positioned in the current environment as our internal capabilities and company-specific growth potential have never been stronger.”

Fiscal 2022 Guidance
The Company is raising guidance for fiscal 2022 and now projects EPS of $5.70 to $5.90 (prior $5.00 to $5.40), sales growth of 11.5% to 12.5% including 10.5% to 11.5% on an organic basis (prior 8% to 10% including 7% to 9% organic), and EBITDA margins of 10.1% to 10.3% (prior 9.7% to 9.9%). Guidance does not assume contribution from potential future acquisitions.

Share Repurchases
During the quarter, the Company purchased 35,000 shares of its common stock in open market transactions for $3.5 million. At December 31, 2021, the Company had remaining authorization to purchase approximately 353,000 additional shares.

Dividend
Today the Company also announced that its Board of Directors approved an increase in the quarterly cash dividend to $0.34 per common share, payable on February 28, 2022, to shareholders of record on February 15, 2022. This represents the 13th dividend increase since 2010.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 27, 2022. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 9034797. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 9034797.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “will,” “guidance,” “assume”, “projects”, and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy (such as the inflationary environment and supply chain strains), the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net Sales	$876,874	$751,287	$1,768,555	$1,499,094
Cost of sales	619,249	541,753	1,255,590	1,073,779
Gross Profit	257,625	209,534	512,965	425,315
Selling, distribution and administrative expense, including depreciation	179,448	162,428	360,174	325,901
Impairment expense	—	49,528	—	49,528
Operating Income (Loss)	78,177	(2,422)	152,791	49,886
Interest expense, net	7,007	7,658	14,397	15,311
Other (income) expense, net	(869)	88	(1,181)	(89)
Income (Loss) Before Income Taxes	72,039	(10,168)	139,575	34,664
Income Tax Expense (Benefit)	15,013	(4,834)	29,580	5,214
Net Income (Loss)	$57,026	$(5,334)	$109,995	$29,450
Net Income (Loss) Per Share - Basic	$1.48	$(0.14)	$2.86	$0.76
Net Income (Loss) Per Share - Diluted	$1.46	$(0.14)	$2.81	$0.75
Average Shares Outstanding - Basic	38,456	38,781	38,479	38,751
Average Shares Outstanding - Diluted	39,122	39,233	39,104	39,165

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

2) In the quarter ended December 31, 2020, the Company recognized a non-cash impairment charge of $49.5 million and $7.8 million of other non-routine costs as a result of reduced economic conditions and business alignment initiatives related to a portion of the Service Center Based Distribution segment exposed to oil and gas end markets. The non-routine costs reduced gross profit by $7.4 million and increased selling, distribution and administrative expense by $0.4 million. Combined, the non-cash impairment charge and non-routine costs unfavorably impacted operating (loss) income by $57.3 million and net (loss) income by $43.7 million.

3) Due to the net loss incurred by the Company during the quarter ended December 31, 2020, the calculation of Net Loss Per Share - Diluted utilized the Average Shares Outstanding - Basic, as using the Average Shares Outstanding - Diluted would have been anti-dilutive.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	June 30,
	2021	2021

Assets
Cash and cash equivalents	$154,843	$257,745
Accounts receivable, net	520,134	516,322
Inventories	399,763	362,547
Other current assets	68,878	59,961
Total current assets	1,143,618	1,196,575
Property, net	112,113	115,589
Operating lease assets, net	90,996	87,111
Intangibles, net	266,314	279,628
Goodwill	562,811	560,077
Other assets	49,857	32,827
Total Assets	$2,225,709	$2,271,807

Liabilities
Accounts payable	$203,563	$208,162
Current portion of long-term debt	40,182	43,525
Other accrued liabilities	156,110	176,013
Total current liabilities	399,855	427,700
Long-term debt	681,266	784,855
Other liabilities	122,899	126,706
Total Liabilities	1,204,020	1,339,261
Shareholders' Equity	1,021,689	932,546
Total Liabilities and Shareholders' Equity	$2,225,709	$2,271,807

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended December 31,

	2021	2020

Cash Flows from Operating Activities
Net income	$109,995	$29,450
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	10,863	10,561
Amortization of intangibles	16,205	18,002
Impairment expense	—	49,528
Amortization of stock appreciation rights and options	2,516	1,328
Other share-based compensation expense	3,268	2,167
Changes in assets and liabilities, net of acquisitions	(61,066)	52,005
Other, net	(517)	(3,685)
Net Cash provided by Operating Activities	81,264	159,356
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(6,974)	(31,078)
Capital expenditures	(7,510)	(8,449)
Proceeds from property sales	442	292
Other	(14,835)	—
Net Cash used in Investing Activities	(28,877)	(39,235)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	442,592	—
Long-term debt repayments	(550,371)	(72,260)
Interest rate swap settlement payments	(3,294)	(549)
Payment of debt issuance costs	(1,794)	—
Purchases of treasury shares	(10,064)	—
Dividends paid	(25,465)	(24,899)
Acquisition holdback payments	(1,070)	(1,138)
Taxes paid for shares withheld for equity awards	(4,093)	(5,571)
Exercise of stock appreciation rights and options	116	163
Net Cash used in Financing Activities	(153,443)	(104,254)
Effect of Exchange Rate Changes on Cash	(1,846)	4,357
(Decrease) Increase in cash and cash equivalents	(102,902)	20,224
Cash and Cash Equivalents at Beginning of Period	257,745	268,551
Cash and Cash Equivalents at End of Period	$154,843	$288,775

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net (loss) income and Net (loss) income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:
	Three Months Ended December 31, 2020
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net loss and net loss per share	$(10,168)	$(4,834)	$(5,334)	$(0.14)	47.5%
Intangible and other impairment	49,528	11,769	37,759	0.96	23.8%
Non-routine costs	7,772	1,847	5,925	0.15	23.8%
Adjusted net income and net income per share	$47,132	$8,782	$38,350	$0.98	18.6%

Reconciliation of Net Income (Loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net Income (Loss)	$57,026	$(5,334)	$109,995	$29,450
Interest expense, net	7,007	7,658	14,397	15,311
Income tax expense (benefit)	15,013	(4,834)	29,580	5,214
Depreciation and amortization of property	5,436	5,209	10,863	10,561
Amortization of intangibles	8,084	8,276	16,205	18,002
EBITDA	$92,566	$10,975	$181,040	$78,538
Impairment expense	—	49,528	—	49,528
Non-routine costs	—	7,772	—	7,772
Adjusted EBITDA	$92,566	$68,275	$181,040	$135,838

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net Cash provided by Operating Activities	$32,622	$77,514	$81,264	$159,356
Capital expenditures	(3,889)	(4,852)	(7,510)	(8,449)
Free Cash Flow	$28,733	$72,662	$73,754	$150,907

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.